Contact: C. Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com

KCS Announces Legal Department Reorganization,
William J. Wochner as Interim General Counsel

Kansas City, Mo., December 1, 2006 – Kansas City Southern (KCS) (NYSE: KSU) announced today the reorganization of the international legal department. William J. Wochner has been named interim general counsel of the legal department in the U.S., and is responsible for the legal, claims and corporate secretary functions for KCS and its U.S. subsidiaries, as well as commercial contracts and operating agreements for both the U.S. and Mexico. The company said it will conduct a search to identify additional candidates for the permanent general counsel position.

Lourdes Padilla, director legal of Kansas City Southern de Mexico, S.A. de C.V. (KCSM) reports to Mr. Wochner for commercial contracts and operating agreements and to Jose Zozaya, president and executive representative of KCSM for all other Mexican legal matters.

James B. Kniestedt, director security of KCSM, who previously reported to the U.S. legal department, now reports to Thomas A. Campbell, vice president administration of KCS. The line of reporting for the security and freight claims prevention functions are now consistent in both the U.S. and Mexico.

Former KCS senior vice president, general counsel and corporate secretary Robert B. Terry has left the company. A Form 8-K will be filed with the Securities and Exchange Commission regarding his departure.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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